Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 23, 2011 on the financial statements of the Columbia Dividend Opportunity Fund of the Columbia Funds Series Trust II, included in the Annual Report for the period ended June 30, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 37 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
August 26, 2011